Exhibit 99.1

September 26, 2007	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES 10 PERCENT INCREASE IN NET SALES
AND PROFITABLE RESULTS FOR FISCAL YEAR 2007
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its fiscal year 2007 results. Net sales for fiscal year 2007 were $35.7 million, a 10 percent increase from $32.3 million in the prior fiscal year. Income from continuing operations for fiscal year 2007 was $372,000, or $0.15 per basic and diluted share, compared to a loss from continuing operations of $640,000, or $0.26 per basic and diluted share in the prior year. Net income for fiscal year 2007 was $610,000, or $0.25 per basic and diluted share, compared to a net loss of $301,000 or $0.12 per basic and diluted share in the prior year.
Net sales for the fourth quarter fiscal 2007 increased 5 percent to $12.4 million, compared to $11.9 million for the same quarter in the prior year. Income from continuing operations for the current year fourth quarter was $702,000, or $0.29 and $0.28 per basic and diluted share, respectively, compared with last year’s fourth quarter income from continuing operations of $744,000, or $0.31 and $0.30 per basic and diluted share, respectively. Net income was $776,000, or $0.32 and $0.31 per basic and diluted share, respectively, compared with last year’s fourth quarter net income of $773,000, or $0.32 per basic and $0.31 per diluted share, respectively.
At June 30, 2007, the Company was negotiating the sale of the Company’s Waters Medical Systems, Inc., (WMS) subsidiary to a third party. The WMS subsidiary, a provider of medical products, has operated in a separate business segment of the Company. With the impending sale, which was subsequently completed on August 1, 2007, all results of operations and assets and liabilities of WMS for all periods presented have been restated and classified as discontinued operations.
“Our fiscal year 2007 saw several important accomplishments” said President and Chief Executive Officer, Jerry Grabowski. “Most significant of these were: (1) increased sales and our return to profitability; (2) the sale of our medical division, providing us with a singular business focus; and (3) increased sales of newly introduced products.”
“First, in addition to benefiting from improved weather conditions in our primary markets, we also experienced sales growth from some of our key customers and benefited from sales price adjustments and product cost reduction initiatives. The increased sales and improved margins allowed us to continue to strategically invest in growth initiatives and return to profitability.”
“Also, with the sale of the Waters Medical Systems subsidiary, completed just after our fiscal year end, we have focused the Company on our core products — electronic perimeter protection and access control systems — while providing the Company with cash to pay down debt and have increased working capital to support our growth initiatives.”
“Lastly, we also made important progress in continuing to build sales, market awareness and acceptance of our newer security and automatic gate opener products, which we are relying on to provide sales growth going forward. During fiscal 2007, we shipped our Guard Tower® perimeter security system to several installations including water treatment and oil refinery facilities and we shipped a significant security products order for the federal prison system during the fourth quarter. Additionally, we began shipping a new family of swing and slide automatic gate operators for the professional installer distribution channel.”
“We look forward to leveraging these accomplishments in fiscal 2008, with our efforts focused on investing in the sales growth of our newer products, expanding the coverage or our products across their respective markets and exploring opportunities for future growth,” concluded Grabowski.
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About Zareba Systems, Inc.
Zareba Systems, Inc. is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. A Minnesota corporation since 1960, the Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
Zareba Systems, Inc.
Condensed Consolidated Operating Results

(In thousands except per share amounts)	Three Months Ended		Fiscal Year Ended
	06/30/07	06/30/06	06/30/07	06/30/06
Net sales	$12,429	$11,888	$35,683	$32,296
Gross profit	4,738	4,251	12,172	10,269
Income from operations	1,425	1,454	1,629	76
Income (loss) before income taxes	1,120	1,160	604	(996)
Income (loss) from continuing operations	702	744	372	(640)
Net income (loss)	$776	$773	$610	$(301)
Income (loss) from continuing operations:
basic	$0.29	$0.31	$0.15	$(0.26)
diluted	$0.28	$0.30	$0.15	$(0.26)
Net income (loss) per share:
basic	$0.32	$0.32	$0.25	$(0.12)
diluted	$0.31	$0.31	$0.25	$(0.12)
Weighted average number of shares		2,422	2,429
outstanding — basic	2,436			2,410
Weighted average number of shares		2,484	2,472
outstanding — diluted	2,480			2,410
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Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	06/30/07	6/30/06
Current Assets
• Cash and equivalents	$1,614	$1,414
• Accounts receivable, net	7,671	8,009
• Inventories	6,503	5,995
• Other assets	1,227	923
• Current assets of discontinued operations	729	981
Total Current Assets	17,744	17,322
Net property, plant and equipment	3,150	3,720
Other assets	10,979	10,795
Total Assets	$31,873	$31,837
Current Liabilities
• Account payables	$4,712	$4,510
• Accrued expenses/other accrued liabilities	2,749	2,829
• Current portion of LTD and short-term borrowing	6,326	1,713
Total Current Liabilities	13,787	9,052
Long-term debt, less current maturities	2,269	8,234
Deferred income taxes	1,096	923
Total Liabilities and Debt	17,152	18,209
Total Stockholders’ Equity	14,721	13,628
Total Liabilities and Equity	$31,873	$31,837
Prior period amounts have been restated to reflect the current year reclassification of Waters Medical Systems, Inc. as discontinued operations, and to be consistent with current year classifications.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to favorable results in fiscal year 2008 arising from our investing in sales growth of our newer products, expanding the coverage or our products across their respective markets and exploring opportunities for future growth, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, the timing of customer purchases, and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125